Exhibit 10.2

2019 CCUR Bonus Plan

The 2019 CCUR Bonus Plan (the “Bonus Plan”), adopted by the Board of Directors of CCUR Holdings, Inc. (the “Company”) on January 1, 2019 upon the recommendation of the Compensation Committee of the Board, is set forth as follows:

General

The Bonus Plan shall be subject to, and where applicable, governed by, the terms of the CCUR Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Incentive Plan”) (or any successor plan intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended).

Each Bonus Plan participant will be eligible to receive a portion of a bonus pool allocated by the Company based on growth in the Company’s Net Asset Value (“NAV”), if any. Each plan participant shall have been communicated their target bonus at the beginning of the calendar year, or upon hiring or inclusion in the Bonus Plan.

Bonus Funding

All Bonus awards will be funded from a bonus pool (“Bonus Pool”) to be determined as follows:

•	The Company will establish a target bonus pool for all plan participants (“Target Pool”) and establish the beginning of year Compensation Net Asset Value (“Bonus NAV”) and Bonus NAV per share.

•	Promptly following the end of the calendar year, the Company will determine the Company’s end of year Bonus NAV per share, to be certified by the Compensation Committee.

The Company will fund a Bonus Pool up to ten percent (10%) of the excess, if any, of (A) end of year Bonus NAV per share divided by (B) beginning of year Bonus NAV per share, and subtracting one from the quotient (“NAV Return”) less (C) the required threshold return of five percent (5%) (“Threshold Return”) and, if this net amount is positive, it will be multiplied by (D) beginning of year Bonus NAV.

Threshold Performance and High-Water Mark

Notwithstanding any provision of this Plan to the contrary, if the NAV Return is less than the Threshold Return, then no Bonus shall be awarded for the calendar year. In addition, if the NAV Return is less than the Threshold Return, then the Bonus Pool for the next two calendar years shall be based on a NAV Return using the end of year Bonus NAV per share as compared to the highest end of year Bonus NAV per share for the preceding two calendar years as the beginning of year Bonus NAV per share, per the formula above.

Bonus Distribution

If the NAV Return is above the Threshold Return, then, upon the recommendation of management, the Compensation Committee will distribute the Bonus NAV in accordance with the contractual obligations binding upon the Company in effect at the time of the distribution.

Payouts and Grants

For each plan participant, their Bonus NAV shall be awarded as follows: (a) fifty percent (50%) of the award value will be paid in cash within seventy-four (74) days after the end of the calendar year for which it is awarded ; and (b) fifty percent (50%) to be paid in cash, equity or a combination thereof, at the discretion of the Compensation Committee and subject to the limitations set forth in the Incentive Plan.

Net Asset Value (NAV)

For the purpose of the foregoing calculation, the Company’s “Net Asset Value” is generally calculated by as follows:

Net Asset Value, without duplication, is the amount equal to:

(A)	Total Assets (as reflected on Company’s audited Balance Sheet for the then-ended calendar year), less

(B)	all Indebtedness and other liabilities of the Company reflected on such Balance Sheet and determined in accordance with GAAP, including those related to the Company’s investments to the extent not taken into account in the calculation of the fair market value of such investments included in Total Assets; provided that for such purposes, the derivative attributable to the conversion feature in any series of preferred stock that the Company may issue will not be considered a liability.

Compensation Net Asset Value

Net Asset Value would then be adjusted as follows to arrive at Compensation Net Asset Value (“Bonus NAV”):

(1)	To exclude the Company’s deferred tax assets and liabilities,
(2)	Adding the amount of any dividends paid on account of the Company’s capital stock,
(3)	Adding the amount spent buying back any of the Company’s common stock under a Board-approved stock buyback plan,
(4)	To exclude accruals for any Bonus NAV and payments contemplated by any asset management agreement or other agreement approved by the Company’s Board relating to the allocation and management of the Company’s assets, and
(4)	Eliminating the impact of any common stock issuances to third parties by the company by adjusting for the impact to the beginning of year Bonus NAV.

Common Stock outstanding

(1)	Beginning of year common stock outstanding should be adjusted for:
a.	Any common stock issuances to third parties
b.	Stock splits

(2)	End of year common stock outstanding should be adjusted for:
a.	Preferred stock conversions
b.	Stock repurchases
c.	Exercise of options by named executive officers

Fair Market Value

(i)	in the case of any security that is either (a) listed on a national securities exchange or (b) an actively traded security in the over-the-counter-market that represents equity in a person with a market capitalization of at least $50,000,000 on each trading day in the preceding sixty (60) day period prior to such date, the product of (x) (i) the sum of the daily volume weighted average price of a single unit of such security for each of the twenty (20) consecutive trading days immediately prior to such date, divided by (ii) 20, multiplied by (y) the number of units of such security being valued,

(ii)	in the case of any security that is not so listed or not an actively traded security or any other property or asset (other than cash equivalents), the fair market value thereof (defined as the price that would be negotiated in an arms’ length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion), as determined by a written opinion of a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an affiliate of the Company and is selected by the Company in good faith and

(iii)	in the case of cash equivalents, the face value thereof.

Beginning of Year Bonus NAV

For the purpose of setting a beginning of year Bonus NAV to be used in determining the amount to be funded to a Bonus Pool, start with the end of year Bonus NAV for the previous measurement period and then adjust as follows:

(1)	Eliminate adjustments made for conversion of preferred stock into common stock,
(2)	Eliminate adjustments made for the Company’s deferred financing costs, and
(3)	Eliminate adjustments made for the exercise of options by named executive officers.